Conformed



                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, D. C.  20549

                                      Form 8-K


                                   CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of the
                          Securities Exchange Act of 1934


         Date of Report (date of earliest event reported) October 24, 1995


                               Beneficial Corporation
               (Exact name of registrant as specified in its charter)


                 Delaware                1-1177             51-0003820
         (State or other jurisdic-    (Commission         (IRS Employer
         tion of incorporation)       File Number)     Identification No.)



         301 North Walnut Street, Wilmington, Delaware           19801
         (Address of principal executive offices)             (Zip Code)


         Registrant's telephone number, including area code (302)425-2500


                                     No Change
           (Former name or former address, if changed since last report)

         Item 5.  Other Events.


                   The following is the text of a press release of Beneficial Corporation, a Delaware corporation, issued on October 24, 1995:




                    BENEFICIAL CORPORATION REPORTS 17% INCREASE
                             IN THIRD-QUARTER EARNINGS

            - Highest Third-Quarter Earnings in the Company's History -


                   WILMINGTON, Del. -- Beneficial Corporation (NYSE: BNL) today reported third-quarter net income of $60.1 million, up 17% from earnings of $51.4 million in the third quarter of 1994. Comparable earnings per share increased 16% to $1.10 from $0.95 in the 1994 period. These are the highest third-quarter earnings in the Company's history.

                   "Beneficial's operating performance continued quite strong and in accord with the operating plan during the third quarter," said Finn M.W. Caspersen, chairman and chief executive officer. "Although receivables growth was less than the exceptional performance of the prior year, earnings benefited from a wider net interest margin of 10.16%, and from continued improvements in expense control.

                   "While 1995 earnings were significantly impacted by the first quarter's loss provision for our Refund Anticipation Loan business, we continue to look forward to outstanding earnings improvement in 1996," Caspersen stated. "Toward that end, we are making concerted efforts to further improve operating efficiency of all operations. Current expense-reduction efforts in U.S. operations, particularly at headquarters, may result in a small charge in the fourth quarter.

                   "We remain more optimistic than ever about Beneficial's longer term prospects," Caspersen concluded.

                   For the first nine months, earnings fell 15% to $143.6 million from $168.5 million in the 1994 period. Comparable nine-month earnings per share fell 16% to $2.62 from $3.13 in 1994. As previously announced, Beneficial recorded a $65 million pretax loss, or $39 million net aftertax, for the RAL business during the first quarter of this year because of unanticipated changes in IRS tax refund procedures.

                   Total managed receivables, both owned and serviced, increased $245 million before foreign exchange translation impact during this year's third quarter, compared to an exceptional gain of $421 million on the same basis a year earlier. 1994 third-quarter receivables growth benefited from unusually strong growth at Beneficial National Bank USA, reflecting the rapid store opening program of one merchant. Total managed receivables at September 30 were $13,668 million, up 12% from $12,153 million at September 30, 1994.

                   For the first nine months, total managed receivables, before foreign exchange translation, increased $644 million, compared to a gain of $856 million in the comparable 1994 period. Through the first nine months, Beneficial has gained nearly 213,000 new customer accounts. Beneficial is on track for another year of managed receivables growth in excess of $1 billion.

                   Credit quality remained strong by any historical measure. While chargeoffs and delinquencies have increased, the increases largely reflect the anticipated maturing of the large BNB USA private-label credit card portfolio, as well as overall mix changes in the portfolio toward a somewhat greater proportion of unsecured loans. The chargeoff ratio on the higher yielding personal loan portfolio has increased this year.

                   Third-quarter net chargeoffs increased to $54.5 million from $35.0 million in the third quarter of 1994. As a percentage of average owned receivables, third-quarter net chargeoffs increased to 1.73% of the portfolio on an annualized basis from 1.21% a year earlier. For the first nine months, net chargeoffs increased to $139.8 million from $107.1 million in the 1994 period, while the net chargeoff percentage increased to 1.48% from 1.26% in 1994.

                   All owned loan and sales finance balances delinquent two months and greater on a contractual basis increased to 3.19% from 2.89% at June 30 of this year and 2.56% at September 30, 1994. Examining delinquency of managed receivables reveals a percentage of 3.16% at September 30, compared to 2.81% at June 30, 1995, and 2.55% at September 30, 1994.

                   At September 30, the allowance for credit losses was $359.1 million, or 2.90% of receivables, significantly increased from the 2.67% of receivables level a year earlier, and unchanged from the 2.90% at June 30 of this year. At this level, the reserve remains particularly conservative both on an absolute basis and relative to net chargeoffs, covering annualized first nine months net chargeoffs 1.9 times. Also, the absolute balance of the reserve at September 30 is $27.5 million greater than at the 1994 year-end. During the third quarter, the loan loss reserve increased $11.7 million.

                   The Company has received strong preliminary indications of interest in its German consumer banking operation, BFK Bank AG, which is for sale. Due diligence is now taking place. Even assuming completion of the sale at a premium to book value, there is, nevertheless, the possibility of a modest special charge related to Germany at year-end because of the write-off of associated deferred tax accounts and potential reserve additions for the previously disclosed Fundus loan portfolio. At this time analyses are not yet complete.

                   Beneficial Corporation is a $14 billion, New York Stock Exchange-listed financial services holding company. Subsidiaries of the Company provide financial services through their various consumer-finance, credit-card, banking and insurance operations located throughout the United States, Canada, the United Kingdom and Germany.




                                     SIGNATURES

                   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            BENEFICIAL CORPORATION
                                                 (Registrant)


                                       By /s/ Thomas P. McGough
                                          Thomas P. McGough
                                          Senior Vice President-
                                            Finance and Treasurer

         Dated:  October 24, 1995